Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Jeffrey N. Boyer
Executive Vice President -
Chief Financial Officer
(972) 409-1581

Thomas A. Melito
Assistant Treasurer
(972) 409-1527

Michaels Stores First Quarter Sales Increase 13.1%

— Same-Store Sales Increase 7.8% —

IRVING, Texas – May 5, 2005 – Michaels Stores, Inc. (NYSE: MIK) reported today that total sales for the first quarter were $821.0 million, a 13.1% increase over last year’s $725.9 million. Same-store sales for the quarter increased 7.8% on a 2.2% increase in average ticket, a 4.9% increase in transactions, and a 0.7% increase in custom frame deliveries. A favorable currency translation, due to the stronger Canadian dollar, contributed approximately 0.4% to the average ticket increase for the quarter.

      Michael Rouleau, President and Chief Executive Officer, said, “We are extremely pleased with our strong same-store sales performance throughout the quarter that builds on our solid fiscal 2004 first quarter same-store sales increase of 6%. Higher inventory in-stock levels in our stores, strength in yarn sales, improved results from promotional activities and continued improvements in store merchandising execution all contributed to our excellent same-store sales results. Our best performing geographic regions were our Pacific, Southeast, and Northern zones and our best departmental performances came in our Yarn, Paper-crafting, General Crafts, Wedding & Ribbon, and Kids Crafts categories.”

      The Company reports it currently expects first quarter diluted earnings per share to be near the high end of its previous guidance of $0.27 to $0.29, representing a 29% to 38% increase over last year’s first quarter diluted earnings per share of $0.21. Consistent with prior guidance, the company continues to expect growth in fiscal 2005 diluted earnings per share of 20% to 25% over last year’s $1.45.

      The Company also announced that it has repurchased an additional 1,474,200 shares of the Company’s common stock since the end of fiscal 2004 under its stock repurchase plans at an average price of $35.49 per share. As of May 5, 2005, under the repurchase plans, the Company is authorized to repurchase approximately 3.4 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan. In addition, based on current cash projections, the Company anticipates calling its Senior Notes in July 2005, which would result in a pre-tax charge to earnings of $12.1 million to be recognized in the period in which we prepay the Senior Notes, representing a combination of a prepayment penalty and the unamortized debt costs associated with the notes.

      The Company plans to release its first quarter 2005 earnings results and outlook for fiscal 2005 on Wednesday, May 25, 2005, and will conduct a conference call at 4:00 p.m. CT on that date, hosted by Michael Stores Executive Vice President — Chief Financial Officer, Jeffrey Boyer. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972.409.1300

available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 5446577.

      Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of May 5, 2005, the Company owns and operates 859 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 9 Recollections stores, and 4 Star Wholesale operations.

      This document contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and in our Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004, July 31, 2004, and October 30, 2004. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity cost increases, currency fluctuations, and changes in import duties; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, particularly in “Critical Accounting Policies” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972.409.1300